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                [LETTERHEAD OF SCHENCK, PRICE, SMITH & KING, LLP]

                                November 16, 1999

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Millrose Distributors, Inc.
c/o Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017

                       Registration Statement on Form S-4

Ladies and Gentlemen;

      This opinion is being delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triarc Consumer Products Group, LLC, a Delaware limited liability company ("TCPG"), Triarc Beverage Holdings Corp., a Delaware corporation (the "Co-Issuer" and, together with TCPG, the "Issuers"), and certain other subsidiaries of the Issuers (the "Guarantor Subsidiaries" and, together with the Issuers, the "Co-Registrants") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of the Issuers' $300,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the guaranties of the Exchange Notes by the Guarantor Subsidiaries (the "Subsidiary Guaranties"), including the guaranty by the Guarantor (the "Guarantee"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Existing Notes") issued and sold by the Issuers on February 25, 1999 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in





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SCHENCK, PRICE, SMITH & KING, LLP
Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Millrose Distributors, Inc.

Page 2

accordance with the terms of the Indenture, dated as of February 25, 1999 (as amended, the "Indenture"), among the Issuers, the Guarantor Subsidiaries party to it and The Bank of New York, as trustee (the "Trustee"). In connection with the foregoing, we have been requested to render our opinion as to certain legal matters relating to Millrose Distributors, Inc., a New Jersey corporation (the "Guarantor"). Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

      In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to or satisfaction, of the following documents (collectively, the "Documents"):

      (i) the Indenture included as Exhibit 4.2 to the Registration Statement;

      (ii) corporate minutes of Millrose Distributors, Inc., which, among other things, pertain to the authorization and execution of the Indenture by Millrose Distributors, Inc., including the Guarantee; and

      (iii) Certificate of Good Standing of Millrose Distributors, Inc. issued by the Treasurer of the State of New Jersey and dated November 15, 1999.

      In addition, we have examined: (i) those corporate records of the Guarantor as we have considered appropriate, including the certificate of incorporation, as amended, and by-laws, as amended, of the Guarantor, as in effect on the date of this letter (collectively, the "Organizational Documents"); and (ii) those other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.





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SCHENCK, PRICE, SMITH & KING, LLP
Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Millrose Distributors, Inc.
Page 3

      In rendering our opinions, we have relied upon (i) factual representations made by the Guarantor in the Documents and in response to our inquiries, and
(ii) the Certificate of Good Standing with respect to the Guarantor issued by the New Jersey Secretary of State dated [Insert Date Of Certificate]. In our examination of the Documents and in rendering our opinions, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons who are involved in the transaction on behalf of the Guarantor to carry out their respective roles in the transaction;
(iii) the accuracy and completeness of each document submitted to us for review;
(iv) the authenticity of all documents submitted to us as originals, (v) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (vi) the authenticity of all the latter documents and (vii) that the statements regarding matters of fact in the certificates, records, agreement, instruments and documents that we examined, such as the certificate of corporate good standing issued by the New Jersey Secretary of State, are accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

      Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

      1. The Indenture and the Guarantee have been duly authorized, executed and delivered by the Guarantor.

      2. The due authorization, execution and delivery by the Guarantor of each Document to which it is a party and the consummation by the Guarantor of the transactions contemplated by such





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SCHENCK, PRICE, SMITH & KING, LLP
Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Millrose Distributors, Inc.
Page 4

Documents do not violate or result in a breach of or default under the Organizational Documents thereof or the laws of the State of New Jersey.

      Our opinions expressed above are limited to the internal laws of the State of New Jersey (excluding laws regarding conflict of laws), and the judicial decisions interpreting the same, and are subject to and may be limited by the effect of any future legislation and case law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect. We express no opinion as to matters governed by any laws other than the internal laws of the State of New Jersey nor do we express any opinion as to any matter not expressly set forth herein. We have no obligation to advise you (or any third party) of changes of law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation stated herein.

      This opinion may be relied upon by Paul, Weiss, Rifkind, Wharton & Garrison in connection with the delivery of its legal opinion concerning the validity of the Exchange Notes and the Subsidiary Guaranties. It may not be relied on by, in whole or in part, nor may copies be delivered to, any other person or entity without our prior written consent.

                                        Very truly yours,

                                        /s/ SCHENCK, PRICE, SMITH & KING, LLP

                                        SCHENCK, PRICE, SMITH & KING, LLP